EXHIBIT-(e)(8)
INDEMNIFICATION AGREEMENT
     INDEMNIFICATION AGREEMENT dated effective as of August 9, 2007 between U.S. XPRESS ENTERPRISES, INC., a Nevada corporation (the “Corporation”) and John W. Murrey (the “Director”).
W I T N E S S E T H:
     WHEREAS, both the Corporation and the Director recognize the increased risk of litigation and other claims being asserted against directors of public companies in today’s environment;
     WHEREAS, in recognition of the need for protection against such litigation and claims to facilitate the Director’s continued effective service to the Corporation and to provide the Director with express contractual indemnification (regardless of, among other things, any ambiguity in, amendment to or revocation of the Corporation’s Restated Articles of Incorporation or Bylaws), the Corporation desires to provide for the indemnification, advancement, reimbursement and insurance of certain liabilities and expenses of the Director, to the full extent permitted by law;
     WHEREAS, in accordance with Section 78.752 of the Nevada Revised Statutes, the Corporation desires to establish an escrow account as an “other financial arrangement” to provide additional collateral security to the Director against any Liability (as defined below) and Expense (as defined below) arising out of his status as a director or member of a committee of the Board of Directors of the Corporation;
     NOW, THEREFORE, in consideration of these premises and of the Director’s continuation of service to the Corporation, the parties hereto agree as follows:
     1. Indemnification. The Corporation shall indemnify and hold harmless the Director, to the fullest extent permitted by law, against any and all liabilities and assessments arising out of or related to any threatened, pending or completed action, suit, proceeding, inquiry or investigation, whether civil, criminal, administrative, or other (each being hereinafter referred to as an “Action”), including, but not limited to, judgments, fines, penalties and amounts paid in settlement (whether with or without court approval), and any interest, assessments, excise taxes or other charges paid or payable in connection with or in respect of any of the foregoing (each such liability and assessment being hereinafter referred to as a “Liability”), incurred by the Director and arising out of his status as a director or member of a committee of the Board of Directors of the Corporation, or by reason of anything done or not done by the Director in such capacities.
     2. Indemnification Against Expense. The Director shall also be indemnified and held harmless by the Corporation, to the full extent permitted by law, against any and all attorneys’ fees and other costs, expenses and obligations, and any interest, assessments, excise taxes or other charges paid or payable in connection with or in respect of any of the foregoing (each such expense being hereinafter referred to as an “Expense”) arising out of or relating to any Action, including expenses incurred by a Director:

     (a) in connection with investigating, defending, being a witness or participating in, or preparing to defend, be a witness or participate in, any Action (other than an Action commenced by the Director against another party, except as provided in Section 2(b) below) or any appeal of an Action; or
     (b) in connection with any claim asserted or action brought by the Director for (i) payment or indemnification of Liabilities or Expenses or advance payment of Expenses by the Corporation under this Agreement, or pursuant to any other agreement, any resolution of the Corporation’s Board of Directors, any resolution of the Corporation’s shareholders, any provision of the Corporation’s Restated Articles of Incorporation or Restated Bylaws, or any statute or rule of law providing for indemnification, now or hereafter in effect, relating to any Action, or for specific performance pursuant to Section 14 hereof, and/or (ii) recovery under any directors’ and officers’ liability insurance policy or policies maintained by the Corporation, regardless of whether the Director is ultimately determined to be entitled to such payment, indemnification, advance, or insurance recovery, as the case may be.
     3. Exception for Certain Conduct. The Corporation shall not be liable under this Agreement for payment of any Liability or Expense incurred by the Director if the Director has not met the standard of conduct for indemnification set forth in Section 78.7502 (or any statutes cross-referenced therein) of the Nevada Revised Statutes.
     4. Partial Indemnification. If the Director is entitled under this Agreement to payment for some or a portion of any Liability or Expense relating to an Action, but not for the total amount thereof, the Corporation shall nevertheless pay the Director for the portion thereof to which he or she is entitled.
     5. Advances. The Corporation shall pay any and all Expenses incurred by the Director in connection with any Action, whether or not the Action has been finally disposed of (an “Advance”), within five days after receipt by the Corporation of an appropriate request therefor from the Director, provided however, that the Corporation shall not make such an Advance unless and until it has received an undertaking by or on behalf of the Director to repay such Advance if it is finally determined by a court of competent jurisdiction after exhauting all appeals that the Director has not met the standard of conduct for indemnification set forth in Section 3 of this Agreement (the “Undertaking”).
     6. Demand and Final Payment. Final payments of Liabilities and Expenses provided for herein shall be made by the Corporation no later than thirty days after receipt of a written request therefor by or on behalf of the Director, provided that the Corporation has received an Undertaking from the Director. The Director shall be deemed to be entitled to indemnification against and payment of such Liabilities and Expenses unless a final determination is made by a court of competent jurisdiction after exhausting all appeals that the Director has not met the standard of conduct for indemnification set forth in Section 3 of this Agreement. In the event that such a determination is made that the Director has not met the standard of conduct for indemnification set forth in Section 3 of this Agreement, the Director shall reimburse to the Corporation an amount equal to all Liabilities and Expenses paid by the Corporation on behalf of such Director, together with Interest (as defined below) thereon. The Director shall be presumed to be entitled to indemnification and advancement of Expenses under this Agreement, and the

Corporation shall have the burden of proof to overcome that presumption in reaching any contrary determination. For purposes of this Agreement, “Interest” shall mean a rate per annum equal to the “prime rate” published from time to time by SunTrust Bank in the Wall Street Journal.
     7. Failure to Indemnify. If a claim for payment of any Liability, Expense or Advance under this Agreement, or pursuant to any other agreement, any resolution of the Corporation’s Board of Directors, any resolution by the Corporation’s shareholders, any provision of the Corporation’s Restated Articles of Incorporation or Restated Bylaws, or any statute or rule of law providing for indemnification, now or hereafter in effect, is not paid in full within thirty days, in the case of Liabilities and Expenses, or within five days, in the case of Advances, after a written request for payment thereof has been received by the Corporation, the Director may bring an action against the Corporation to recover the unpaid amount of such claim, together with Interest thereon.
     8. Presumption. For purposes of this Agreement, the termination of any Action by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Director has not met any particular standard of conduct required for payment under this Agreement.
     9. Effect of Changes in Law or Corporate Documents. No change in the Corporation’s Restated Articles of Incorporation or Nevada corporate law subsequent to the date first above written shall have the effect of limiting or eliminating the indemnification available under this Agreement as to any act omission or capacity for which this Agreement provides indemnification at the time of such act, omission or capacity. If any change after the date of this Agreement in any applicable law, statute or rule expands the power of the Corporation to indemnify the Director, such change shall be within the purview of the Director’s rights and the Corporation’s obligations under this Agreement. If any change in applicable law, statute or rule narrows the right of the Corporation to indemnify the Director, such change, except to the extent otherwise required by law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties’ rights or obligations hereunder.
     10. Directors’ and Officers’ Insurance. For six (6) years from the date of the expiration of the current term of its existing directors’ and officers’ liability insurance policies (the “Expiration Date”), the Corporation shall maintain in effect the current policies of directors’ and officers’ liability insurance maintained by the Corporation (provided that the Corporation may substitute therefor policies with equally reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) covering acts or omissions occurring at or prior to the Expiration Date with respect to the Director and any other persons who are currently covered by the Corporation’s directors’ and officers’ liability insurance policy. Notwithstanding the foregoing, in the event that Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger, (ii) transfers or conveys all or substantially all of its properties and assets to any person, (iii) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors, rights, or a petition is presented for its winding up or liquidation then or (iv) files for dissolution, and in each such case the Corporation shall immediately prior to the occurrence of such event purchase in lieu of the foregoing insurance a directors’ and officers’ liability insurance “tail” or “runoff” insurance program to be in effect until the end of such six (6) year period with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the Expiration Date (such coverage shall have an aggregate coverage limit over the term of such policy in an amount not less than the annual aggregate coverage limit under the Corporation’s existing directors and officers liability policies, the retention amount provided under such policy or policies shall not exceed the retention amount under the Corporation’s existing directors’ and officers’ liability policies and such coverage shall, in all other respects, be comparable to such existing coverage).
     11. Security. Notwithstanding anything to the contrary set forth in the Corporation’s Restated Articles of Incorporation, the Corporation’s Restated Bylaws or this Agreement, the Corporation shall establish within ten (10) business days from the execution of this Agreement an Escrow Account pursuant to Section 78.752 of the Nevada Revised Statutes as an “other financial arrangement” in order to provide collateral security for its obligations hereunder (the “Escrow Fund”) pursuant to the form of Escrow Agreement attached hereto as Exhibit A. For a period of six (6) years after the establishment thereof, the Corporation shall maintain for the benefit of all of the members of its Board of Directors (on a joint rather than several basis) the Escrow Fund with an aggregate value of no less than $250,000 by depositing cash in escrow that may be drawn down by an escrow agent in no less than such amount. Promptly following the establishment of such Escrow Fund, the Corporation shall provide the Director with copies of all documents relating to the establishment, maintenance and operation of such Escrow Fund, and with such additional information as the Director may reasonably request. The Corporation and the Director acknowledge and agree that funds held in the Escrow Fund may only be released upon the written request of the Director or any other director of the Corporation to pay in full the amount of any retention made pursuant to Paragraph 14 of Federal Insurance Company Policy Number 8127-8857, Policy Period 12/1/06 – 12/1/07, Federal Insurance Policy Form 14-02-7303DFED (Ed. 11/2002) or any similar retention contained in any replacement or successor policy; provided however, that the funds held in the Escrow Fund may not be released on behalf of the Director if the Director, prior to such release, shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court of competent jurisdiction.
     12. Definition of “Corporation”. For purposes of this Agreement, references to “the Corporation” shall include, in addition to the resulting or surviving corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director of such constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under this Agreement with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.
     13. Successors. The indemnification and advancement of expenses and other rights granted and obligations undertaken pursuant to this Agreement shall continue after the Director has ceased to be a director, officer, employee or agent of the Corporation and shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Corporation) and spouses, heirs and personal and legal representatives.
     14. Specific Performance. The failure of the Corporation to perform any of its obligations hereunder shall entitle the Director, as a matter of course, to request an injunction from any court of competent jurisdiction to enforce such obligations. Such right to request specific performance shall be cumulative and in addition to any other rights and remedies to which the Director shall be entitled.
     15. Contract Rights Not Exclusive. The rights of the Director hereunder shall be in addition to, but not exclusive of, any other right which the Director may have pursuant to any other agreement, any resolution of the Corporation’s Board of Directors, any resolution of the Corporation’s shareholders, any provision of the Corporation’s Restated Articles of Incorporation or Restated Bylaws, or any statute or rule of law providing for indemnification, now or hereafter in effect.
     16. Director’s Obligations. The Director shall promptly advise the Corporation in writing of the institution of any Action which is or may be subject to this Agreement and keep the Corporation generally informed of and consult with the Corporation with respect to, the status and defense of any such Action.
     17. Severability. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, such prohibition shall not affect the validity of the remaining provisions of this Agreement.
     18. Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto.
     19. Headings. The descriptive headings of the Sections of this Agreement are inserted for convenience and shall not control or affect the meaning or construction of any of the provisions hereof.
     20. Notices. Any request, notice, direction, authorization, consent, waiver, demand or other communication permitted or authorized by this Agreement to be made upon, given or furnished to or filed with the Corporation or the Director by the other party hereto shall be sufficient for every purpose hereunder if in writing (including telecopy communication) and telecopied or delivered by hand (including by courier service) as follows:
If to the Corporation, to it at:
U.S. Xpress Enterprises, Inc.
Attn: Lisa Pate, General Counsel
4080 Jenkins Road

Chattanooga, TN 37421
Telecopy No.: 425-510-6314
or
If to the Director, to him at:
John W. Murrey
16704 Lee Street
St. Paul, VA 24283
Telecopy No.:
or, in either case, such other address as shall have been set forth in a notice delivered in accordance with this Section. All such communications shall, when so telecopied or delivered by hand, be effective when telecopied with confirmation of receipt or received by the addressee, respectively. Any party that telecopies any communication hereunder to the other party shall, on the same date as such telecopy is transmitted, also send, by first class mail, postage prepaid and addressed to such party as specified above, an original copy of the communication so transmitted.
     21. Choice of Law. This Agreement will be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts made and to be performed in such state, without giving effect to the principles of conflicts of laws. IN ADDITION, EACH OF THE PARTIES HERETO (A) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF THE FEDERAL DISTRICT COURT FOR THE EASTERN DISTRICT OF TENNESSEE IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT, (B) AGREES THAT IT SHALL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, (C) AGREES THAT IT SHALL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT IN ANY COURT OTHER THAN THE FEDERAL DISTRICT COURT FOR THE EASTERN DISTRICT OF TENNESSEE AND (D) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

U.S. XPRESS ENTERPRISES, INC.
By:	/s/ Ray Harlin
Ray Harlin, Executive Vice President of Finance

DIRECTOR
/s/ John W. Murrey
John W. Murrey